Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2009 FIRST QUARTER RESULTS
TROY, Mich. (April 21, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported a first quarter 2009 net loss applicable to common stockholders of $67.4 million, or $(0.76) per share (diluted), as compared to a net loss of $218.5 million, or $(2.62) per share (diluted) in the fourth quarter 2008. Our net loss was $10.6 million, or $(0.18) per share (diluted), in the first quarter 2008.
On a pre-tax, pre-credit cost basis, our earnings before preferred dividends were $144.6 million in the first quarter 2009, as compared to a loss of $41.8 million in the fourth quarter 2008. For the first quarter 2009 as compared to the fourth quarter 2008, our residential loan originations increased to $9.5 billion from $5.4 billion, our loan sales increased to $7.8 billion from $5.7 billion and the margin on our loan sales increased to 2.54% from 0.29%.
“Credit costs continued to negatively impact earnings; however, there were a number of encouraging results and trends that developed during the quarter,” said Mark Hammond, Chief Executive Officer. “Gain on loan sales was at an historic high and mortgage originations increased 76%, as compared to the fourth quarter 2008. Net interest margin improved and regulatory capital remained high relative to previous periods, although, delinquencies continued to rise, but at a decelerating rate.”
Capital
At March 31, 2009, our wholly owned subsidiary Flagstar Bank remained “well-capitalized” for regulatory purposes, with capital ratios of 7.22% for Tier 1 capital and 13.58% for total risk-based capital. During the first quarter 2009, we also completed three of four tranches in our capital raising plan. We raised $250 million from MP Thrift Investments, we raised $266 million from the U.S. Treasury via the TARP program, and we raised a further $50 million from MP Thrift Investments. During the second quarter 2009, we expect to raise the final tranche of $50 million in capital from MP Thrift Investments.
Assets
Total assets at March 31, 2009 were $16.8 billion as compared to $14.2 billion at December 31, 2008 and $15.9 billion at March 31, 2008. The increase reflects an increase of $1.2 billion in our trading securities, which serves as an economic hedge for our mortgage servicing rights, and a $2.2 billion increase in our portfolio of loans available for sale, offset in part by a reduction in our investment securities available for sale and our loans held for investment.
Operations
For the first quarter 2009, our net loss applicable to common stockholders of $67.4 million reflected the following:

•	Provision for loan losses decreased to $158.2 million as compared to $176.3 million for the fourth quarter of 2008.

•	Loan fees that we receive when originating loans increased to $32.9 million in the first quarter 2009 as compared to $0.4 million during the fourth quarter 2008. This reflects the increase in our production of residential mortgage loans to $9.5 billion in first quarter 2009 from $5.4 billion in the fourth quarter 2008. Also, we adopted the fair value method of accounting for residential mortgage loans that we originate for sale beginning in 2009, and therefore we may no longer capitalize and defer recognition of loan fees associated with those loans as had previously been our practice.

•	Non interest expense increased to $182.7 million as compared to $129.9 million in fourth quarter 2008. The increase was a result of increased commissions of $10.4 million due to higher loan origination volume in first quarter 2009, a newly-incurred warrant expense of $11.0 million associated with issuing warrants to certain investors and to the U.S. Treasury, and an $8.4 million increase in costs associated with foreclosed property. This expense also increased another $21.6 million because, unlike in the fourth quarter 2008, we are no longer able to defer a portion of the expenses associated with originating residential mortgage loans for sale beginning in 2009 as a result of adopting the fair value method of accounting for such loans.

•	Loan administration income reflected a loss of $31.8 million as compared to a loss of $46.2 million for the fourth quarter 2008. The loan administration fee amount of $40 million received in first quarter 2009 for servicing loans was substantially the same as was received in fourth quarter 2008. We also experienced a smaller write down of mortgage servicing rights, net of hedging gains, of $69.6 million for first quarter 2009 as compared to an $87.5 million net write down during fourth quarter 2008. Additionally, we recorded gains of approximately $24 million on trading securities that were used for economic hedging purposes.

•	Gain on loan sales increased to $195.7 million as compared to $16.7 million for fourth quarter 2008, reflecting the increase in both our loan sales volume and our margin on loan sales during first quarter 2009. The gain on loan sales was also positively impacted by the adoption of the fair value method of accounting for the available-for-sale portfolio of residential mortgage loans that we originate after 2008. Our application of the fair value method will require us to recognize gains or losses on available-for-sale loans while they are in our portfolio as well as at the time of sale. The adoption of the fair value method effective January 1, 2009 resulted in a one time increase as the gains on loans closed in the first quarter were realized, as well as loans that were closed in the fourth quarter but sold in the first quarter.
Funding Sources
Flagstar Bank’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank of Indianapolis (FHLB), cash generated from operations, customer escrow accounts and security repurchase agreements. Retail deposits were $6.2 billion at March 31, 2009, as compared to $5.4 billion at December 31, 2008 and $5.2 billion at March 31, 2008. At March 31, 2009, we had a $7.0 billion line of credit with the FHLB, which was collateralized to $5.8 billion, and a $654 million undrawn line of credit at the Federal Reserve discount window.
Net Interest Margin
Flagstar Bank increased its net interest margin to 1.67% for first quarter 2009 as compared to 1.61% for fourth quarter 2008 and 1.66% for first quarter 2008.
Retail Banking Operations
Flagstar Bank had 177 retail banking branches at March 31, 2009 as compared to 175 branches at December 31, 2008 and 167 branches at March 31, 2008.

Mortgage Banking Operations
Loan production, substantially all of which is comprised of agency residential first mortgage loans, increased to $9.5 billion for first quarter 2009, as compared to $5.4 billion in fourth quarter 2008 and $8.0 billion in first quarter 2008.
Gain on loan sales margins increased to 2.54% for first quarter 2009, as compared to 0.29% for fourth quarter 2008 and 0.89% for first quarter 2008. The margin for the first quarter was positively impacted by the adoption of fair value method of accounting for the available-for-sale portfolio of residential mortgage loans that we originate after 2008.
At March 31, 2009, the unpaid principal balances of loans associated with our mortgage servicing rights portfolio totaled $58.9 billion and had a weighted average service fee of 33.4 basis points. This was an increase from $55.9 billion at December 31, 2008 with a weighted average servicing fee of 33.3 basis points and $38.4 billion at March 31, 2008 with an average weighted servicing fee of 35.0 basis points.
Asset Quality
Our non-performing assets, which include non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, but which exclude any FHA-insured assets, increased to $915.1 million at March 31, 2009, from $755.2 million at December 31, 2008 and $399.5 million at March 31, 2008.
Our non-performing loans, which exclude any FHA-insured loans, increased to $793.7 million (8.87% of loans held for investment) at March 31, 2009 as compared to $629.5 million (6.93% of loans held for investment) at December 31, 2008 and $253.4 million (2.96% of loans held for investment) at March 31, 2008.
Of the non-performing loans, residential first mortgage loans increased to $561.5 million at March 31, 2009, as compared to $432.6 million at December 31, 2008 and $172.6 million at March 31, 2008. Our portfolio of single-family residential first mortgage loans held for investment at March 31, 2009 had an average original FICO credit score of 718 and an average original loan-to-value ratio of 74.1%.
Non-performing commercial real estate mortgages increased to $198.3 million at March 31, 2009 as compared to $164.4 million at December 31, 2008 and $72.7 million at March 31, 2008. These loans are individually evaluated for impairment and may not require a specific loan loss reserve depending upon the sufficiency of collateral or cash flows.
The balance of our real estate owned, net of any FHA-insured assets, decreased to $106.5 million at March 31, 2009 from $109.3 million at December 31, 2008 and $136.5 million at March 31, 2008. Our repurchased assets were $14.8 million at March 31, 2009 as compared to $16.5 million at December 31, 2008 and $9.6 million at March 31, 2008.
Our net loan charge-offs were $68.2 million for first quarter 2009 as compared to $24.3 million for fourth quarter 2008 and $16.9 million for first quarter 2008. The provision for loan losses was $158.2 million for first quarter 2009 as compared to $176.3 million for fourth quarter 2008 and $34.3 million for first quarter 2008. The allowance for loan losses was $466.0 million (5.21% of loans held for investment) at March 31, 2009 as compared to $376.0 million (4.14% of loans held for investment) at December 31, 2008 and $121.4 million (1.42% of loans held for investment) at March 31, 2008.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, April 22, 2009 from 11 a.m. until 12 noon (Eastern).

Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (702)696-4911 or toll free at (866) 294-1212, passcode: 92429300.
Flagstar Bancorp, with $16.8 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2009, Flagstar operated 177 banking centers in Michigan, Indiana and Georgia and 61 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject o change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	March 31,	December 31,	March 31,
Statements of Operations	2009	2008	2008
Interest income	$184,978	$178,043	$210,853
Interest expense	(128,248)	(131,556)	(156,055)

Net interest income	56,730	46,487	54,798
Provision for loan losses	(158,214)	(176,256)	(34,262)

Net interest (loss) income after provision	(101,484)	(129,769)	20,536
Non-interest income
Loan fees and charges, net	32,922	410	884
Deposit fees and charges	7,233	7,395	6,031
Loan administration	(31,801)	(46,230)	(17,046)
Net gain on loan sales	195,694	16,657	63,425
Impairment — securities available for sale	(17,242)	(62,370)	—
(Loss) gain on MSR sales, net	(82)	1,448	287
Gain (loss) on trading securities	11,212	16,302	(9,482)
Other (loss) income	(6,977)	(9,828)	8,575

Total non-interest income (loss)	190,959	(76,216)	52,674
Non-interest expenses
Compensation and benefits	(58,654)	(53,726)	(56,626)
Commissions	(33,415)	(23,063)	(29,316)
Occupancy and equipment	(18,879)	(19,437)	(19,853)
General and administrative	(37,669)	(26,150)	(5,086)
Other	(34,335)	(29,502)	(10,591)

Total non-interest expense	(182,952)	(151,878)	(121,472)
Capitalized direct cost of loan closing	283	21,894	32,304

Total non-interest expense after capitalized direct cost of loan closing	(182,669)	(129,984)	(89,168)

Loss before federal income tax	(93,194)	(335,969)	(15,958)
Benefit for federal income taxes and preferred stock dividends	28,696	117,506	5,359

Net loss	(64,498)	(218,463)	(10,599)
Preferred stock dividends	(2,920)	—	—

Net loss available to common stockholders	$(67,418)	$(218,463)	$(10,599)

Basic loss per share	$(0.76)	$(2.62)	$(0.18)

Diluted loss per share	$(0.76)	$(2.62)	$(0.18)

Net interest spread — Consolidated	1.59%	1.74%	1.48%
Net interest margin — Consolidated	1.59%	1.49%	1.55%
Interest rate spread — Bank only	1.63%	1.79%	1.61%
Net interest margin — Bank only	1.67%	1.61%	1.66%
Return on average assets	(1.68)%	(5.94)%	(0.27)%
Return on average equity	(33.64)%	(122.85)%	(5.93)%
Efficiency ratio	73.8%	(437.2)%	82.97%
Average interest earning assets	$14,026,946	$12,435,053	$14,183,297
Average interest paying liabilities	$14,057,366	$13,158,369	$14,007,106
Average stockholders’ equity	$801,534	$710,658	$715,262
Equity/assets ratio (average for the period)	5.00%	4.83%	4.48%
Ratio of charge-offs to average loans held for investment	3.00%	1.08%	0.80%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	March 31,	December 31,	March 31,
Statements of Financial Condition:	2009	2008	2008

Total assets	$16,809,817	$14,203,657	$15,923,312
Securities — trading	1,693,140	542,539	36,308
Investment securities available for sale	775,812	1,118,453	2,364,007
Loans held for sale	3,660,259	1,484,680	3,137,410
Loans held for investment, net	8,480,195	8,706,121	8,452,624
Allowance for loan losses	(466,000)	(376,000)	(121,400)
Mortgage servicing rights	522,771	511,294	497,875
Deposits	9,785,701	7,841,005	8,427,804
FHLB advances	5,200,000	5,200,000	6,207,000
Repurchase agreements	108,000	108,000	108,000
Stockholders’ equity	930,734	472,293	703,654

Other Financial and Statistical Data:
Equity/assets ratio	5.54%	3.33%	4.42%
Core capital ratio	7.22%	4.95%	5.64%
Total risk-based capital ratio	13.58%	9.10%	10.47%
Book value per common share	$4.03	$5.65	$11.66
Shares outstanding at quarter-end	90,379	83,627	60,325
Average shares outstanding during the quarter	88,210	72,153	60,312
Average diluted shares outstanding during the quarter	88,210	72,153	60,753
Loans serviced for others	$58,856,128	$55,870,207	$38,378,056
Weighted average service fee (bps)	33.4	33.3	35.0
Value of mortgage servicing rights	0.88%	0.93%	1.30%
Allowance for loan losses to non performing loans	58.7%	59.7%	47.9%
Allowance for loan losses to loans held for investment	5.21%	4.14%	1.42%
Non performing assets to total assets	5.46%	5.33%	2.51%
Number of bank branches	177	175	167
Number of loan origination centers	61	104	138
Number of employees (excluding loan officers & account executives)	3,285	3,246	3,170
Number of loan officers and account executives	519	674	839

Loan Originations
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
Loan type	2009		2008		2008

Residential mortgage loans	$9,500	99.8%	$5,390	100.0%	$7,860	98.1%
Consumer loans	3	—	4	—	49	0.6
Commercial loans	17	0.2	11	—	101	1.3

Total loan production	$9,520	100.0%	$5,405	100.0%	$8,010	100.0%

Loans Held for Investment
(Dollars in thousands)
(Unaudited)

	March 31,		December 31,		March 31,
	2009		2008		2008

First mortgage loans	$5,754,604	64.3%	$5,958,748	65.6%	$6,103,777	71.2%
Second mortgage loans	266,198	3.0	287,350	3.2	60,917	0.7
Commercial real estate loans	1,758,612	19.7	1,779,363	19.6	1,641,686	19.1
Construction loans	45,187	0.5	54,749	0.6	77,035	0.9
Warehouse lending	569,120	6.4	434,140	4.8	347,908	4.1
Consumer loans	527,221	5.9	543,102	6.0	318,694	3.7
Non-real estate commercial	25,253	0.2	24,669	0.2	24,007	0.3

Total loans held for investment	$8,946,195	100.0%	$9,082,121	100.0%	$8,574,024	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March, 31	December 31,	March 31,
	2009	2008	2008
Description	(000’s)	(000’s)	(000’s)

Beginning Balance	$(376,000)	$(224,000)	$(104,000)
Provision for losses	(158,214)	(176,256)	(34,262)
Charge offs, net of recoveries
First mortgage loans	24,941	16,600	5,896
Second mortgage loans	12,603	1,676	235
Commercial loans	22,633	2,451	8,222
Construction loans	756	1,703	27
Warehouse	—	169	619
Consumer
HELOC	6,127	790	973
Other consumer loans	678	420	559
Other	476	447	331

Charge-offs, net of recoveries	68,214	24,256	16,862

Ending Balance	$(466,000)	$(376,000)	$(121,400)

Composition of Allowance for Loan Losses
As of March 31, 2009
(In thousands)

	General	Specific
Description	Reserves	Reserves	Total
First mortgage loans	$199,250	$25,086	$224,336
Second mortgage loans	27,998	—	27,998
Commercial real estate loans	64,099	109,740	173,839
Construction loans	3,265	1,362	4,627
Warehouse lending	4,463	—	4,463
Consumer loans	20,633	905	21,538
Non-real estate commercial	614	1,336	1,950
Other and unallocated	7,249	—	7,249

Total allowance for loan losses	$327,571	$138,429	$466,000

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
	2009		2008		2008
Description	(000’s)	bps	(000’s)	bps	(000’s)	Bps

Gain on loan sales and securitizations	$211,903	274	$72,823	129	$94,073	131
Fair value adjustment for loans held for sale	21,955 (1)	29	—	—	—	—
Hedging costs	(14,030)	(18)	(23,795)	(42)	9,099	13
LOCOM adjustments	(257)	—	551	1	(225)	—
Provision for SMR	(3,802)	(5)	(2,193)	(4)	(2,999)	(4)
Credit losses	5	—	4	?	(4,438)	(6)
Loan level pricing adjustments	(19,433)	(25)	(30,314)	(54)	(31,519)	(44)
Other transaction costs	(647)	(1)	(419)	(1)	(566)	(1)

Net gain on loan sales and securitizations	$195,694	254	$16,657	29	$63,425	89

Total loan sales and securitizations	$7,699,063		$5,711,405		$7,160,328

(1)	On January 1, 2009, the Company adopted fair value accounting for its residential first mortgage loans held for sale and originated on or after that date.

Asset Quality
(Dollars in thousands)
(Unaudited)

	March 31, 2009		December 31, 2008		March 31, 2008
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total
30	$192,142	2.1%	$157,683	1.7%	$81,343	1.0%
60	142,521	1.6	134,685	1.5	48,823	0.5
90	126,022	1.4	137,683	1.5	40,768	0.5
120 + and Matured Delinquent	667,691	7.5	491,774	5.4	212,655	2.5

Total	$1,128,376	12.6%	921,825	10.1%	383,589	4.5%

Total loans held for investment	$8,946,195		$9,082,121		$8,574,024
Non-Performing Loans and Assets at
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008

Non-performing loans	$793,713	$629,457	$253,423
Real estate owned	106,546	109,297	136,490
Repurchased assets/non-performing assets	14,830	16,454	9,633

Non-performing assets	$915,089	$755,208	$399,546

Non-performing loans as a percentage of investment loans	8.87%	6.93%	2.96%
Non-performing assets as a percentage of total assets	5.46%	5.33%	2.51%
Deposit Portfolio
(Dollars in thousands)
(Unaudited)

	March 31, 2009		December 31, 2008		March 31, 2008
Description	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$427,167	0.30%	$416,920	0.47%	$415,411	0.76%
Savings deposits	446,440	1.79	407,501	2.24	329,983	2.32
Money market deposits	662,273	2.10	561,909	2.61	541.374	2.57
Certificates of deposits	4,647,038	3.66	3,967,985	3.93	3,925,567	4.77

Total retail deposits	6,182,918	3.13	5,354,315	3.40	5,212,335	4.06
Company controlled custodial deposits	749,102	—	535,494	—	698,344	—
Municipal deposits / CDARS	616,318	1.80	597,638	2.84	1,491,475	3.75
Wholesale deposits	2,237,363	3.23	1,353,558	4.41	1,025,650	4.76

Total deposits	$9,785,701	2.83%	$7,841,005	3.30%	$8,427,804	3.75%

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	March 31, 2009	December 31, 2008

Loss before tax provision	$(93.2)	$(336.0)

Add back:
Provision for loan losses	158.2	176.3
Asset resolution	24.9	16.4
Other than temporary impairment (OTTI) on AFS securities	17.2	62.4
Secondary marketing reserve provision	14.6	19.8
Write down of residual interests	12.5	9.5
Reserve increase for reinsurance	10.4	9.8

Total credit-related-costs:	237.8	294.2

Pre-tax, pre-credit-cost income	$144.6	$(41.8)